Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports Third-Quarter 2010 Results

•	PSoC® family and TrueTouch™ touchscreen controller achieved record revenue

•	Gross margin at record levels

•	Highest non-GAAP[1] pretax margin since Q4 2000

•	Cash and investment balance increased by $115.4 million sequentially

•	$600 million share repurchase authorization approved by board of directors

SAN JOSE, Calif., October 21, 2010 — Cypress Semiconductor Corp. (Nasdaq: CY) today announced that revenue for the 2010 third quarter was $231.9 million, up 4.0% from $223.0 million for the prior quarter, and up 29.8% from $178.7 million for the year-ago period.

Cypress recorded GAAP net income of $34.4 million in the 2010 third quarter, or diluted earnings per share of $0.18. This compares with last quarter’s diluted earnings per share of $0.10 and a diluted net loss per share in the year-ago third quarter of $0.13.

Non-GAAP1 net income for the 2010 third quarter—excluding stock-based compensation, acquisition-related charges, restructuring and other special charges and credits—totaled $53.4 million, or diluted earnings per share of $0.28, which compares to non-GAAP1 diluted earnings per share of $0.24 for the prior quarter and diluted earnings per share of $0.10 for the year-ago third quarter.

“Cypress achieved its sixth quarterly sequential revenue increase, though revenue was slightly below our original guidance,” said Cypress’s President and CEO, T.J. Rodgers. “Strong sales, combined with our ongoing cost-reduction programs, led to record gross margin, very strong earnings and more than $100 million in cash flow generation.

“Our business was impacted by manufacturing limitations in our SRAM business, and slowing order rates in PC end markets and our distribution channel. Nonetheless, revenue was up 4% sequentially led by a 21% gain in our CCD division, which achieved record revenues for both our PSoC and TrueTouch product families.

Rodgers continued, “We have seen a backlog decrease as lead times in the industry begin to shrink to normal six-week levels from 12-plus weeks. Our book-to-bill at the end of Q3 decreased to 0.86, in line with normal seasonality and shrinking leadtimes, with MID down the most, and PSoC well above parity.

“Our PSoC and TrueTouch families continue to deliver strong new design wins and customer production ramps; we expect these businesses to outperform seasonal trends and again set record revenues in Q4. Overall, we estimate our total revenue to decrease sequentially in Q4, mostly due to the softer market for SRAM and legacy products.”

BUSINESS REVIEW

+ On a GAAP basis, third-quarter consolidated gross margin was 58.1%, up 2.1 percentage points from the previous quarter.

+ Non-GAAP1 consolidated gross margin for the third quarter was 60.2%, up 0.9 percentage points from the previous quarter and setting a new record high. The primary difference between GAAP and non-GAAP gross margins is that stock compensation estimates are counted both in gross margin and as valued inventory in the GAAP system.

+ Net inventory at the end of the third-quarter increased to 83 days, up 10.1% quarter-on-quarter, and 1.7% year-on-year. The increase was all in CCD to support expected PSoC and TrueTouch revenue ramps.

+ Cash and investments for the third quarter increased $115.4 million to $424.1 million, or $2.60 per outstanding share.

Additional third-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

October 3, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	91.9	28.9	105.0	225.8	6.1	231.9
Percentage of total revenues	39.6%	12.5%	45.3%	97.4%	2.6%	100.0%

GROSS MARGIN (%)
On a GAAP basis	59.1%	71.6%	55.1%	58.8%	30.3%	58.1%
On a non-GAAP[1] basis	61.2%	73.7%	57.3%	61.0%	32.4%	60.2%

THREE MONTHS ENDED July 4, 2010
	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	76.3	29.3	112.2	217.8	5.2	223.0
Percentage of total revenues	34.2%	13.1%	50.4%	97.7%	2.3%	100.0%

GROSS MARGIN (%)
On a GAAP basis	56.8%	67.4%	54.2%	56.9%	20.1%	56.0%
On a non-GAAP[1] basis	60.0%	70.6%	57.5%	60.1%	23.3%	59.3%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.

2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.

4.	“Core Semiconductor” – Includes CCD, DCD and MID and excludes “Emerging Technology.”

THIRD-QUARTER 2010 HIGHLIGHTS

+ Cypress launched new versions of its TrueTouch touchscreen controllers and CapSense® capacitive touch-sensing devices in industry-leading, wafer-level chip-scale packages. The devices, which cover an area the size of a grain of rice, operate at very low power, making them ideal for a new wave of even smaller consumer electronics products. Cypress is a world-leader in capacitive touch sensing, having replaced more than 3.5 billion mechanical buttons.

+ Fujitsu has selected Cypress’s TrueTouch technology to implement the touchscreen on its new NTT Docomo Prime series F-04B phone—the world’s first mobile phone with a detachable keyboard that allows users to send emails or watch TV broadcasts while talking on the baseband.

+ Cypress introduced CapSense Express™, an easy-to-implement step forward in capacitive touch-sensing control. The solution features SmartSense™—a unique auto-tuning algorithm that senses the capacitance of the buttons it controls and adjusts itself automatically to achieve optimum control.

+ Cypress announced new features in its PSoC® Creator™ integrated design environment, the software used with its PSoC 3 and PSoC 5 programmable system-on-chip families. The new features include integrated LCD graphics control, improved support for CapSense devices, and enhanced low-power design.

+ Cypress’s PSoC 3 and PSoC 5 programmable system-on-chip platforms have been named the “Best New Idea” for 2010 by Electronic Engineering & Product World (EEPW), one of China’s leading electronics magazines. PSoC 3 and PSoC 5 seamlessly integrate programmable analog and digital components with a microcontroller on a single chip, saving power, board space and design time.

+ Cypress announced that its PSoC 3 device has been designed into Avnet’s low-power Xilinx Spartan®-6 LX16 FPGA Evaluation Board. To complement the FPGA, the PSoC 3 delivers power management, CapSense touch-sensing capabilities, USB/UART/SPI connectivity and FPGA configurability.

+ The University of New Hampshire College of Engineering and Physical Sciences is offering two new graduate-level courses featuring PSoC. More than 500 colleges, universities and high schools worldwide are now using PSoC in various aspects of their coursework.

+ Cypress’s programmable Powerline Communication (PLC) solution was named a 2010 Editor’s Choice award recipient by Industrial Embedded Systems Magazine. The new PLC solution enables data communication over high- and low-voltage power lines, and is ideal for lighting and industrial control, solar, smart energy management and home automation applications.

+ ZTE Corp., a leading global provider of telecom and networking equipment has selected Cypress’s 72-Mbit QDR™ II+ SRAM devices for its new ZXCME 9500 series Ethernet switches. Cypress SRAMs deliver the market’s fastest available clock speed of up to 550 MHz, and are manufactured using an advanced 65-nm process.

+ AgigA Tech, a Cypress subsidiary, unveiled a unique family of battery-free power modules that guard against the loss of data in storage and server applications in the event of a power outage. The new PowerGEM™ module, when combined with AgigA Tech’s AGIGARAM™ memory module, provides a complete, secure and reliable nonvolatile memory subsystem for mission-critical applications.

+ AgigA Tech also introduced the industry’s highest-density, nonvolatile DDR3 memories, with densities up to 8 Gbytes.

+ Cypress and SunPower Corp., Cypress’s former solar power subsidiary, dedicated a 330 kW solar-electric system at the Second Harvest Food Bank in San Jose, Calif. The solar installation was made possible with a joint $1.1 million donation by the two companies. The system will cut the food bank’s electric bill in half, enabling it to serve six million free, additional meals to the local community over the life of the system.

+ Cypress will host its 2010 Analyst Meeting on Wednesday, November 10 at 1:30 p.m. at Cypress’s headquarters in San Jose, Calif.

+ Cypress’s board of directors has authorized a $600 million repurchase of Cypress’s common stock. The timing and actual amount to be spent will depend on a variety of factors including the market price of the company’s common stock, regulatory and contractual requirements and other market factors.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2010 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, including TrueTouch and PSoC families, our expectations regarding our Q410 revenue and earnings, our expectations regarding our SRAM market share, our expected customer production ramps, our ability to outperform seasonal trends, the demand and growth in the markets we serve, our expectations regarding product and design wins, our expectations for sales and profit throughout 2010, and our expected revenue from our Emerging Technology Division. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, the strength or softness of the markets we serve and whether those markets achieve expected growth, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC, West Bridge and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, CapSense Express, SmartSense, and PSoC Creator are trademarks of Cypress Semiconductor Corp. PowerGEM is a trademark of AgigA Tech Corp. Spartan is registered trademark of Xilinx Inc. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 3, 2010	January 3, 2010
ASSETS
Cash, cash equivalents and short-term investments (a)	$396,368	$299,642
Accounts receivable, net	160,299	86,959
Inventories, net (b)	88,870	91,198
Property, plant and equipment, net	263,386	272,620
Goodwill and other intangible assets, net	45,145	46,968
Other assets	117,117	115,121

Total assets	$1,071,185	$912,508

LIABILITIES AND EQUITY

Accounts payable	$70,767	$61,712
Deferred income	136,286	75,881
Income tax liabilities	56,191	46,362
Other accrued liabilities	113,461	98,169

Total liabilities	376,705	282,124
Total Cypress stockholders’ equity	696,174	631,587
Noncontrolling interest	(1,694)	(1,203)

Total equity	694,480	630,384

Total liabilities and equity	$1,071,185	$912,508

(a)	Cash, cash equivalents and short-term investments do not include $28 million and $33 million of auction rate securities which are classified as long-term investments in “Other assets” as of October 3, 2010 and January 3, 2010, respectively.

(b)	Net inventories included approximately $6 million and $12 million as of October 3, 2010 and January 3, 2010, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $5 million and $6 million of capitalized inventories related to stock compensation expense, as of October 3, 2010 and January 3, 2010, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 3,	July 4,	September 27
	2010	2010	2009
Revenues	$231,923	$223,024	$178,719
Cost of revenues	97,241	98,078	94,184

Gross margin (a)	134,682	124,946	84,535
Operating expenses:
Research and development (a)	45,753	43,106	43,162
Selling, general and administrative (a)	54,384	54,147	55,116
Amortization of acquisition-related intangibles	717	722	834
Restructuring charges (credits)	3,103	(173)	7,335

Total operating expenses, net	103,957	97,802	106,447

Operating income (loss)	30,725	27,144	(21,912)
Interest and other income (expense), net (a)	5,357	(1,165)	2,492

Income (loss) before income taxes	36,082	25,979	(19,420)
Income tax provision	1,709	6,337	236

Income (loss), net of taxes	34,373	19,642	(19,656)
Noncontrolling interest, net of taxes	(145)	(183)	(178)

Net income (loss)	34,228	19,459	(19,834)
Less: net loss attributable to noncontrolling interest	145	183	178

Net income (loss) attributable to Cypress	$34,373	$19,642	$(19,656)

Net income (loss) per share attributable to Cypress:
Basic	$0.22	$0.12	$(0.13)
Diluted	$0.18	$0.10	$(0.13)
Shares used in net income (loss) per share calculation:
Basic	158,901	160,749	151,784
Diluted	186,718	190,342	151,784
(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:
Gross margin	$(327)	$294	$(268)
Research and development	$(738)	$648	$(737)
Selling, general and administrative	$(1,457)	$1,239	$(1,671)
Interest and other income (expense), net	$2,305	$(2,177)	$2,514

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended October 3, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$54,270	$20,726	$57,852	$132,848	$1,834	$134,682
Stock-based compensation expense and other	1,990	627	2,275	4,892	132	5,024

Non-GAAP gross margin	$56,260	$21,353	$60,127	$137,740	$1,966	$139,706

	Three Months Ended July 4, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$43,289	$19,759	$60,845	$123,893	$1,053	$124,946
Stock-based compensation expense	2,480	954	3,649	7,083	171	7,254

Non-GAAP gross margin	$45,769	$20,713	$64,494	$130,976	$1,224	$132,200

	Three Months Ended September 27, 2009
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$39,000	$16,107	$31,088	$86,195	$(1,660)	$84,535
Stock-based compensation expense	3,657	1,165	3,328	8,150	145	8,295
Acquistion-related expense	—	—	—	—	(1)	(1)

Non-GAAP gross margin	$42,657	$17,272	$34,416	$94,345	$(1,516)	$92,829

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.
(c)	“Core Semi” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 3, 2010	July 4, 2010	September 27, 2009
GAAP research and development expenses	$45,753	$43,106	$43,162
Stock-based compensation expense	(5,332)	(6,060)	(7,680)
Acquisition-related expense	—	(1)	(16)
Changes in value of deferred compensation plan	(91)	96	(51)

Non-GAAP research and development expenses	$40,330	$37,141	$35,415

GAAP selling, general and administrative expenses	$54,384	$54,147	$55,116
Stock-based compensation expense	(11,568)	(12,965)	(14,701)
Acquisition-related expense	5	(8)	(22)
Changes in value of deferred compensation plan	(15)	14	(4)
Impairment of assets	—	(366)	—

Non-GAAP selling, general and administrative expenses	$42,806	$40,822	$40,389

GAAP operating income (loss)	$30,725	$27,144	$(21,912)
Stock-based compensation expense and other	21,924	26,279	30,676
Acquisition-related expense	712	730	871
Changes in value of deferred compensation plan	107	(110)	55
Restructuring charges (credits)	3,103	(173)	7,335
Impairment of assets	—	366	—

Non-GAAP operating income	$56,571	$54,236	$17,025

GAAP net income (loss) attributable to Cypress	$34,373	$19,642	$(19,656)
Stock-based compensation expense and other	21,924	26,279	30,676
Acquisition-related expense	712	730	871
Changes in value of deferred compensation plan	107	(110)	55
Restructuring charges (credits)	3,103	(173)	7,335
Investment-related gains/losses	(3,894)	—	675
Impairment of assets	—	366	—
Tax effects	(2,951)	1,344	(707)

Non-GAAP net income attributable to Cypress	$53,374	$48,078	$19,249

GAAP net income (loss) per share attributable to Cypress - basic	$0.22	$0.12	$(0.13)
Stock-based compensation expense and other	0.14	0.16	0.20
Acquisition-related expense	—	0.01	0.01
Restructuring charges	0.02	—	0.05
Investment-related gains/losses	(0.02)	—	—
Tax effects	(0.02)	0.01	—

Non-GAAP net income per share attributable to Cypress - basic	$0.34	$0.30	$0.13

GAAP net income (loss) per share attributable to Cypress - diluted	$0.18	$0.10	$(0.13)
Stock-based compensation expense and other	0.11	0.13	0.15
Restructuring charges	0.02	—	0.04
Investment-related gains/losses	(0.02)	—	—
Tax effects	(0.01)	0.01	—
Non-GAAP share count adjustment	—	—	0.04

Non-GAAP net income per share attributable to Cypress - diluted	$0.28	$0.24	$0.10

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 3, 2010		July 4, 2010		September 27, 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$34,373	$53,374	$19,642	$48,078	$(19,656)	$19,249

Weighted-average common shares outstanding (basic)	158,901	158,901	160,749	160,749	151,784	151,784
Effect of dilutive securities:
Stock options, unvested restricted stock and other	27,817	34,204	29,593	37,015	—	46,181

Weighted-average common shares outstanding for diluted computation	186,718	193,105	190,342	197,764	151,784	197,965

Net income (loss) per share attributable to Cypress - basic	$0.22	$0.34	$0.12	$0.30	$(0.13)	$0.13
Net income (loss) per share attributable to Cypress - diluted	$0.18	$0.28	$0.10	$0.24	$(0.13)	$0.10

	October 3, 2010	July 4, 2010	September 27, 2009
Average stock price for the three months ended	$11.19	$11.70	$10.20
Common stock outstanding at period end (in thousands) Includes unvested restricted stock awards of approximately 1.9 million shares at October 3, 2010 and July 4, 2010 and 2.5 million shares at September 27, 2009, respectively.	162,954	159,873	157,921

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 3, 2010	July 4, 2010	September 27, 2009	October 3, 2010	September 27, 2009
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$109,405	$46,031	$24,301	$193,559	$14,028
Net cash provided by (used in) investing activities	$3,059	$(13,937)	$(29,333)	$(54,635)	$(37,702)
Net cash provided by (used in) financing activities	$12,320	$(60,339)	$(16,696)	$(68,902)	$10,039

Other Supplemental Data (Preliminary):
Capital expenditures	$10,715	$8,533	$6,823	$37,120	$18,278
Depreciation	$12,049	$11,947	$11,969	$35,457	$38,500

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) impairment of goodwill, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) a settlement loss resulted from the cancellation of a licensing agreement with Simtek following the acquisition, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Impairment of assets.

In the second quarter of fiscal 2010, Cypress wrote off the book value of certain assets as management determined these assets have no future benefit to Cypress. Cypress excluded this item because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Related tax effect.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above.